EXHIBIT 8.1

Name of Entity

The following is a list of all of this Company’s subsidiaries.  However, only the following five subsidiaries are, as of the commencement of the current fiscal year on April 1, 2009, active subsidiaries that conduct operations:  Nissin Precision Metal Manufacturing Limited; Kayser Limited (formerly known as Kienzle Time (H.K.) Limited);  Kayser (Wuxi) Metal Precision Manufacturing Limited;  Golden Bright Plastic Manufacturing Company Limited; and Hi-Lite Camera Company Limited

Antemat Limited	Kayser Limited (formerly known as Kienzle Time (H.K.) Limited) (“Kayser”)

Nissin Mechatronic Limited	Kienzle Uhrenfabriken G.m.b.h. (“Kienzle Germany”)

Cavour Industrial Limited	Nissin Precision Metal Manufacturing Limited (“Nissin”)

Hi-Lite Camera Company Limited (“Hi-Lite”)	Saiwan Industries Limited

Kayser Technik Limited	Golden Bright Plastic Manufacturing Company Limited

Kayser (Wuxi) Metal Precision Manufacturing Limited (“Kayser (Wuxi)”)

All of the subsidiaries are wholly-owned by Highway Holdings Limited other than Kayser (Wuxi).  As of the date of this Annual Report, Highway Holdings Limited legally holds 100% of the stock of Kayser (Wuxi), although two unaffiliated persons own 29% economic interest in that entity.  As a result, Highway Holdings currently only owns a 71% economic interest in Kayser (Wuxi). Highway Holdings is currently completing the acquisition of a 19% financial interest in Kayser (Wuxi) from one of the minority shareholders.  Upon the completion of the acquisition of the 19% interest, the Company will own 90% of the economic interest of the Wuxi subsidiary.  The other 10% of the economic interest of the Wuxi subsidiary will continue to be owned by the remaining minority shareholder, who is also the factory manager of the Wuxi facility.  All subsidiaries, with the exception of Kienzle Germany (incorporated in Germany) and Kayser (Wuxi) (incorporated in The People’s Republic of China), are incorporated in Hong Kong.

Highway Holdings Limited also owns an equity interest in Kienzle U.S.A. Ltd., organized in the U.S.A. (50% interest), and Kayser Technik (Overseas) Inc. organized in Panama. (50% interest).